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                                                                      EXHIBIT 99





   Dr. James C. Garrett Named President, Chief Executive Officer and Director
                              of ECC International


WAYNE, Pa.--(BUSINESS WIRE)--June 16, 1998--Dr. James C. Garrett, 53, has been named President, Chief Executive Officer and a member of the Board of Directors of ECC International Corp. (NYSE:ECC - news). The announcement was made by General Merrill A. McPeak, Chairman of the Board of Directors.

Dr. Garrett has had an extensive career in the defense and aerospace industries spanning over 28 years. He most recently served as Vice President and General Manager of the Raytheon E-Systems Communications Division, a position to which he was named in 1991, with responsibility for a broad range of projects that included theater weapons control systems utilizing high speed radar data sharing, UHF tactical satellites and joint tactical terminals, radio altimeters, and secure communication integrated systems. During the course of a twenty-year career with Rockwell International Corporation [NYSE:ROK - news], he was Vice President of the Command and Control Systems, Satellite and Secure Systems, Tactical Products and Engineering Divisions. He received a B.S. in Electrical Engineering from Oklahoma State University, an M.S. in Electrical Engineering from Southern Methodist University, and a Ph.D. in Electrical Engineering from Oklahoma State University.

General McPeak said: "Jim Garrett has had a very diverse and successful career and is ideally suited to assume the executive leadership of ECC International. His experience and track record in the defense sector mesh well with the challenges and opportunities we face at ECC. I look forward with enthusiasm to Jim's leadership of our Company."

Dr. Garrett stated: "I am honored to be joining ECC at this stage in the Company's development. From my perspective, I believe that ECC's training and simulation business has considerable growth potential in a defense industry characterized by consolidation, reduced spending and technological transition to accommodate newly defined defense priorities. In this environment, our strategy going forward will be to return the company to consistent profitability through diversification of our portfolio of program awards, the leveraging of existing programs to capture follow-on business and the selective penetration of the non-military training and simulation market. I look forward to working with ECC's highly talented and energetic professionals in realizing the potential of our rich and extensive training and simulation technology base."




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Dr. Garrett replaces George W. Murphy as President, Chief Executive Officer and
a member of the Board of Directors of ECC. Mr. Murphy, whose intention to retire from management was previously announced, retired from ECC earlier this month to pursue personal interests. The Board of Directors stated: "George Murphy has been an effective leader of the Company since 1970 and has built a corporation that today stands in the forefront of the military training and simulation industry. The Board wishes to express gratitude to George for his 28 years of leadership, integrity and selfless commitment to the interests of the Company. We wish him all the best in his future endeavors."

Statements in this press release regarding future plans, events or performance, including without limitation profit levels and the receipt of future business are forward looking statements and are subject to risks and uncertainties that could cause actual results to differ materially. The following are important factors, among others, that should be considered in evaluating any forward-looking statements: the Company's actual revenue, sales order levels, overhead rates, expense levels, and audit adjustments during future quarters, general economic conditions, cancellation of weapons programs, delays in contract awards, the introduction of new products by, and pricing practices of the Company's competitors, and other risks identified in the Company's SEC filings. Actual results may differ materially.

ECC International Corp. is a world leader in the design, research and production of simulators and related training programs for crew, operator and maintenance training. Through its headquarters and Instructional Systems Development Group in Wayne, PA; its Systems Design and Production Center in Orlando, FL; and through a wholly owned subsidiary, ECC Simulation Limited in Brighton, England, the Company provides a wide range of products and services used by all branches of the U.S. Department of Defense and by armed forces in 25 countries.



Contact:

     Relland Winand
     Vice President and CFO
     610/687-2600
           or
     Van Negris/Philip J. Denning
     Kehoe, White, Savage & Company, Inc.
     212/396-0606